                                                                EXHIBIT 99

MANAGEMENT'S REPORT
Savannah Electric and Power Company 1993 Annual Report


The management of Savannah Electric and Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

         The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

         The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

         The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls and financial reporting matters. The internal auditors and the independent public accountants have access to the members of the audit committee at any time.

         Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics. In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Savannah Electric and Power Company in conformity with generally accepted accounting principles.





/s/ Arthur M. Gignilliat, Jr.           /s/ K. R. Willis
- --------------------------------        -------------------------------------
Arthur M. Gignilliat, Jr.               K. R. Willis
President                               Vice-President
and Chief Executive Officer             Treasurer and Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
Savannah Electric and Power Company 1993 Annual Report


TO THE BOARD OF DIRECTORS
OF SAVANNAH ELECTRIC AND POWER COMPANY:

We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (a Georgia corporation) as of December 31, 1993 and 1992, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements (pages 10-23) referred to above present fairly, in all material respects, the financial position of Savannah Electric and Power Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.

         As explained in Notes 2 and 7 to the financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.





                                                /s/ Arthur Andersen & Co.

Atlanta, Georgia,
February 16, 1994

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Savannah Electric and Power Company 1993 Annual Report


RESULTS OF OPERATIONS

Earnings

Savannah Electric and Power Company's net income after dividends on preferred stock for 1993 totaled $21.5 million, representing a $1.0 million (4.6 percent) increase from the prior year. The revenue impact of an increase in retail energy sales due to exceptionally hot summer weather was partially offset by the implementation of a work force reduction program which resulted in a one-time charge to operating expenses of approximately $4.5 million.

         In 1992, earnings were $20.5 million, representing a $3.5 million (14.6 percent) decrease from the prior year. This decrease resulted primarily from increases in maintenance and administrative and general expenses, partially offset by a 4.6 percent increase in retail operating revenues. Operating revenues increased despite the negative impact of a $2.8 million annual reduction in retail base rates effective in June 1992, and mild weather.

REVENUES

Total revenues for 1993 were $218.4 million, reflecting a 10.5 percent increase over 1992, primarily due to an increase in retail energy sales.

         The following table summarizes the factors impacting operating revenues compared to the prior year for the 1991-1993 period:



                                                           Increase (Decrease)
                                                             From Prior Years
                                                    1993          1992         1991
                                                             (in thousands)
Retail --
  Change in base
    rates                                          $(1,450)         $(1,350)     $(5,232)
  Sales growth                                       5,980            5,467        5,057
  Weather                                            4,567           (3,116)      (1,014)
  Fuel cost
    recovery and
    other                                           12,404            7,270       (8,934)

Total retail                                        21,501            8,271      (10,123)

Sales for resale--
  Non-affiliates                                    (1,800)               8       (1,669)
  Affiliates                                           928               75       (4,136)

Total sales for
  resale                                              (872)              83       (5,805)

Other operating
  revenues                                              52             (239)         (61)

Total operating
  revenues                                         $20,681           $8,115     $(15,989)

Percent change                                        10.5%             4.3%        (7.8)%


         Total retail revenues increased 11.5 percent in 1993, compared to a
4.6 percent increase in 1992. The increase in 1993 retail revenues attributable to growth in both retail customers and average use per customer was enhanced by exceptionally hot weather during the summer. The substantial increase in fuel cost recovery and other revenues reflects increases in net generation and the unit cost of purchased power. The increase in 1992 retail revenues resulted from growth in both retail customers and average use per customer, but was substantially offset by mild weather and the June 1992 base rate reduction.

Savannah Electric and Power Company 1993 Annual Report


        Under the Company's fuel cost recovery provisions, fuel revenues equal fuel expense, including the fuel and capacity components of purchased energy, and have no effect on earnings. Revenues from sales to non-affiliated utilities under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were:

                                1993                 1992                  1991
                                                (in thousands)
Capacity                        $  978             $  537                 $  516
Energy                           4,262              7,040                  6,729

Total                           $5,240             $7,577                 $7,245


        Sales to affiliated companies within the Southern electric system vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

        Kilowatt-hour sales for 1993 and the percent change by year were as follows:

(millions of                      Amount                 Percent Change
kilowatt-hours)                    1993             1993       1992      1991
Residential                       1,329              9.2%      1.8%      1.0%
Commercial                        1,016              6.5       3.0       3.7
Industrial                          854             (0.8)      4.3      28.1
Other                               117              5.2       3.4       3.0

Total retail                      3,316              5.5       2.9       8.1
Sales to non-affiliates             247            (32.7)     (1.3)    (15.6)
Sales to affiliates                  75            100.3      15.5     (88.9)

Total                             3,638              2.6%      2.6%     (2.9)%


        The increases in energy sales in 1993 and 1992 continue to reflect a growing customer base, an increase in average energy sales per customer, and improved economic conditions in the Company's service area. Sales were enhanced in 1993 by temperature extremes in the summer months and in December.

EXPENSES

Total operating expenses for 1993 increased $20.3 million (12.4 percent) over the prior year. This increase includes a $10.8 million increase in fuel expense, and an $8.7 million increase in other operation expenses. Fuel expenses increased primarily because of higher generation due to extremely hot weather and higher cost fuel sources. In 1992 an increase in purchased power reflected a 15.4 percent decrease in generation compared to 1991. Despite the decrease in generation, total 1992 fuel expenses were substantially unchanged from the prior year reflecting generation from higher cost fuel sources.

        The increase in other operation expenses reflects a $4.5 million cost associated with a one-time charge related to a work force reduction program. The Company also recognized higher employee benefits costs under new accounting rules adopted in 1993. See Note 2 to the financial statements for additional information on these new rules. In 1992, the increase in other operation expenses was primarily a result of increases in outside services and administrative and general expenses, which reflected higher employee training and benefits expenses. Total interest expense on long-term debt was reduced by
5.4 percent in 1992, as the Company refinanced higher-cost debt.

Savannah Electric and Power Company 1993 Annual Report


            The mix of energy supply is determined primarily by system load, the unit cost of fuel consumed and the availability of units.

            The amount and sources of energy supply and the average cost of fuel per net kilowatt-hour generated and purchased power were as follows:


                                              1993             1992             1991
Total energy supply
   (millions of kilowatt-hours)             3,863            3,764            3,677
Sources of energy supply
   (percent)
   Coal                                        21               12               16
   Oil                                          2                1                -
   Gas                                          3                2                2
   Purchased Power                             74               85               82
Average cost of fuel per net
   kilowatt-hour generated
   (cents)
   Coal                                      2.02             2.28             2.05
   Oil                                       4.11             2.40             3.97
   Gas                                       4.87             4.28             3.32
Total average cost of
   energy supply                             2.12             1.78             1.64


EFFECTS OF INFLATION

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

FUTURE EARNINGS POTENTIAL

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from growth in energy sales to regulatory matters.

            Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors included changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, weather, competition, and the rate of economic growth in the Company's service area. However, the Energy Policy Act of 1992 (Energy Act) will have a profound effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network to sell electricity to other utilities. This may enhance the incentives for IPPs to build cogeneration plants for the Company's large industrial and commercial customers. Although the Energy Act does not require transmission access to retail customers, pressure for legislation to allow retail wheeling will continue. The Company is preparing now to meet the challenge of these major changes in the traditional business practices of selling electricity. If the Company does not remain a low-cost producer and provide quality service, the Company's retail energy sales growth, as well as new long-term contracts for energy sales outside the service area, could be limited, and this could significantly erode earnings.

            Demand-side options -- programs that enable customers to lower or alter their peak energy requirements -- have been initiated by the Company and are a significant part of integrated resource planning. Customers can receive cash incentives for participating in these programs in addition to reducing their energy requirements. Expansion and increased utilization of these programs will be contingent upon sharing of cost savings between the customers and the Company. Besides promoting energy efficiency, another benefit of these programs could be the ability to defer the need to construct baseload generating facilities further into the future. The ability to defer major construction projects, in conjunction with the precertification approval process for such projects by the Georgia Public Service Commission (GPSC), will

Savannah Electric and Power Company 1993 Annual Report


diminish the possible exposure to prudency disallowances and the resulting impact on earnings.

            Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air Act) could reduce earnings if such costs are not fully recovered. The Clean Air Act is discussed later under "Environmental Matters."

            Rates to retail customers served by the Company are regulated by the GPSC. In May 1992, the Company requested, and subsequently received, approval by the GPSC to reduce annual base revenues by $2.8 million, effective June 1992. The reduction includes a base rate reduction of approximately $2.5 million spread among all classes of retail customers. An additional $0.3 million reduction resulted from the implementation of an experimental, time-of-use rate for certain commercial customers. As part of this rate settlement, it was informally agreed that the Company's earned rate of return on common equity should be 12.95 percent.


NEW ACCOUNTING STANDARDS

The Financial Accounting Standards Board (FASB) issued Statement No. 112, Employers' Accounting for Postemployment Benefits, which must be implemented by 1994. The new standard requires that all types of benefits provided to former or inactive employees and their families prior to retirement be accounted for on an accrual basis. These benefits include salary continuation, severance pay, supplemental unemployment benefits, disability-related benefits, job training, and health and life insurance coverage.

            The FASB has issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which is effective in 1994. Statement No. 115, supersedes FASB Statement No. 12, Accounting for Certain Marketable Securities. The Company adopted the new rules January 1, 1994, with no material effect on the financial statements.

            On January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions and for income taxes. See notes 2 and 7 to the financial statements regarding the impact of these changes.

FINANCIAL CONDITION

OVERVIEW

The principal change in the Company's financial condition in 1993 was additions of $73 million to utility plant. The majority of funds needed for gross property additions since 1990 have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. See Statements of Cash Flows for additional information.

CAPITAL STRUCTURE

As of December 31, 1993, the Company's capital structure consisted of 45.3 percent common equity, 10.3 percent preferred stock and 44.4 percent long-term debt, excluding amounts due within one year. The Company's long-term financial objective for capitalization ratios is to maintain a capital structure of common equity at 45 percent, preferred stock at 10 percent and debt at 45 percent.

            Maturities and retirements of long-term debt were $4 million in 1993, $53 million in 1992 and $23 million in 1991.

            In November 1993, the Company issued 1,400,000 shares of 6.64 percent series preferred stock. In December 1993, the Company redeemed all 800,000 shares outstanding of its 9.5 percent series preferred stock at the prescribed redemption price of $26.57 plus accrued dividends.

            The composite interest rates for the years 1991 through 1993 as of year-end were as follows:

                                                            1993             1992      1991
Composite interest rates
  on long-term debt                                         8.0%             8.5%      9.7%
Composite preferred stock
  dividend rate                                             6.6%             9.5%      9.5%


Savannah Electric and Power Company 1993 Annual Report


            The Company's current securities ratings are as follows:



                                                            Standard
                                                   Moody's  & Poor's
First Mortgage Bonds                                A1         A
Preferred Stock                                    "a2"        A-


CAPITAL REQUIREMENTS FOR CONSTRUCTION

The Company's projected construction expenditures for the next three years total $98 million ($33 million in 1994, $32 million in 1995, and $33 million in 1996). Actual construction costs may vary from this estimate because of such factors as changes in environmental regulations; revised load projections; the cost and efficiency of construction labor, equipment and materials; and the cost of capital. The largest project during this period is the addition of two 80 megawatt combustion turbine units, to be placed into service in 1994. The estimated cost of this project is $61 million. The Company is also constructing six combustion turbine units for Georgia Power Company.

OTHER CAPITAL REQUIREMENTS

In addition to the funds needed for the construction program, approximately $5.9 million will be needed by the end of 1996 for present sinking fund requirements and maturities.

ENVIRONMENTAL MATTERS

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the new law -- will have a significant impact on the Company and other subsidiaries of the Southern electric system. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants will be required in two phases. Phase I compliance must be implemented in 1995, and affects eight generating plants -- some 10,000 megawatts of capacity or 35 percent of total capacity -- in the Southern electric system. Phase II compliance is required in 2000, and all fossil-fired generating plants in the Southern electric system will be affected.

            Beginning in 1995, the Environmental Protection Agency (EPA) will allocate annual sulfur dioxide emission allowances through the newly established allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for allocating allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

            The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The market for emission allowances is developing slower than expected. However, The Southern Company's sulfur dioxide compliance strategy is designed to take advantage of allowances as the market develops.

            The Southern Company expects to achieve Phase I sulfur dioxide compliance at the eight affected plants by switching to low-sulfur coal, and this would require some equipment upgrades. This compliance strategy is expected to result in unused emission allowances being banked for later use. Additional construction expenditures are required to install equipment for the control of nitrogen oxide emissions at these eight plants. Also, continuous emissions monitoring equipment would be installed on all fossil-fired units. Under this Phase I compliance approach, additional construction expenditures are estimated to total approximately $275 million through 1995 for The Southern Company, of which the Company's portion is approximately $2 million.

            Phase II compliance costs are expected to be higher because requirements are stricter and all fossil-fired generating plants are affected. For sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I and increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet anticipated Phase II limits. Therefore, during the period 1996 through 2000, compliance could require total construction expenditures ranging from approximately $450 million to $800 million of which the Company's portion is expected to be approximately $25 million. However, the full impact of

Savannah Electric and Power Company 1993 Annual Report


Phase II compliance cannot now be determined with certainty, pending the development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

            An increase of up to 5 percent in annual revenue requirements from customers could be necessary to fully recover the Company's costs of compliance for both Phase I and II of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

            There can be no assurance that all Clean Air Act costs will be recovered.

            Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The study will serve as the basis for a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any
- -- will depend on the development and implementation of applicable regulations.

            The EPA continues to evaluate the need for a new short-term ambient air quality standard for sulfur dioxide. Preliminary results from an EPA study on the impact of a new standard indicate that a number of plants could be required to install sulfur dioxide controls. These controls would be in addition to the controls already required to meet the acid rain provision of the Clean Air Act. The EPA is expected to take some action on this issue in 1994. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

            In addition, the EPA is evaluating the need to revise the ambient air quality standards for particulate matters, nitrogen oxides, and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

            In 1994 or 1995, the EPA is expected to issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

            In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes--coal ash and other utility wastes--as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

            Savannah Electric and Power Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. The Company conducts studies to determine the extent of any required clean-up costs and will recognize in the financial statements any costs to clean up known sites.

            Several major pieces of environmental legislation are in the process of being reauthorized or amended by Congress. These include: the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the Resource Conservation and Recovery Act. Changes to these laws could affect many areas of the Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

            Compliance with possible new legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect The Southern Company. The impact of new legislation
- -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential for lawsuits alleging damages caused by electromagnetic fields exists.

SOURCES OF CAPITAL

At December 31, 1993, the Company had $3.9 million of cash and $14.5 million of unused credit arrangements with banks to meet its short-term cash needs. The Company had $3 million of short-term bank borrowings at December 31, 1993. In January 1994, the Company renegotiated a two-year revolving credit arrangement with four of its

Savannah Electric and Power Company 1993 Annual Report


existing banks for a total credit line of $20 million. The primary purpose of this additional credit is to provide interim funding for the Company's combustion turbine construction program.

            It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations and the sale of additional first mortgage bonds and preferred stock and capital contributions from The Southern Company. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

    STATEMENTS OF INCOME
    For the Years Ended December 31, 1993, 1992, and 1991
    Savannah Electric and Power Company 1993  Annual Report

                                                                              1993         1992        1991
                                                                                      (in thousands)
    OPERATING REVENUES (NOTES 1, 3, AND 6):
    Revenues                                                            $  216,009   $  196,256   $ 188,216
    Revenues from affiliates                                                 2,433        1,505       1,430

    Total operating revenues                                               218,442      197,761     189,646

    OPERATING EXPENSES:
    Operation --
      Fuel                                                                  24,976       14,162      14,415
      Purchased power from non-affiliates                                      793          494         297
      Purchased power from affiliates                                       56,274       56,492      49,007
      Other (Notes 2 and 5)                                                 45,610       36,884      32,945
    Maintenance                                                             13,516       14,232      12,475
    Depreciation and amortization (Notes 1 and 7)                           16,467       16,829      16,549
    Taxes other than income taxes                                           11,136       10,231      10,122
    Federal and state income taxes (Note 7)                                 15,436       14,566      16,195

    Total operating expenses                                               184,208      163,890     152,005

    OPERATING INCOME                                                        34,234       33,871      37,641
    OTHER INCOME (EXPENSE):
    Allowance for equity funds used during construction (Note 1)               958          446         170
    Interest income                                                            209          276         589
    Other, net (Note 2)                                                     (1,841)      (1,450)       (879)
    Income taxes applicable to other income                                  1,117          758         722

    INCOME BEFORE INTEREST CHARGES                                          34,677       33,901      38,243

    INTEREST CHARGES:
    Interest on long-term debt                                              10,696       10,870      11,486
    Allowance for debt funds used during construction (Note 1)                (699)        (289)       (103)
    Interest on notes payable                                                  240           15          25
    Amortization of debt discount, premium, and expense, net                   535          427         380
    Other interest charges                                                     340          466         525

    Net interest charges                                                    11,112       11,489      12,313

    NET INCOME                                                              23,565       22,412      25,930
    DIVIDENDS ON PREFERRED STOCK                                             2,106        1,900       1,900

    NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                       $   21,459   $   20,512   $  24,030

    The accompanying notes are an integral part of these statements.

    STATEMENTS OF CASH FLOWS
    For the Years Ended December 31, 1993, 1992, and 1991
    Savannah Electric and Power Company 1993 Annual Report

                                                                                    1993          1992           1991
                                                                                            (in thousands)
    OPERATING ACTIVITIES:
    Net income                                                                  $ 23,565   $    22,412   $     25,930
    Adjustments to reconcile net income to net
      cash provided by operating activities --
        Depreciation and amortization                                             17,482        17,757         17,501
        Deferred income taxes and investment tax credits                             607         5,947          1,601
        Allowance for equity funds used during construction                         (958)         (446)          (170)
        Other, net                                                                 2,853        (1,312)        (1,876)
        Changes in certain current assets and liabilities --
          Receivables, net                                                       (16,839)       (4,107)         5,291
          Special deposits                                                             -           350          1,348
          Inventories                                                             (3,947)        4,435         (1,082)
          Payables                                                                18,742           351            568
          Other                                                                    3,282         2,083          3,710

    Net cash provided from operating activities                                   44,787        47,470         52,821

    INVESTING ACTIVITIES:
    Gross property additions                                                     (72,858)      (30,132)       (19,478)
    Other                                                                          1,676        (1,073)           407

    Net cash provided (used) for investing activities                            (71,182)      (31,205)       (19,071)

    FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS:
    Proceeds:
      First mortgage bonds                                                        45,000        30,000         30,000
      Preferred stock                                                             35,000             -              -
      Pollution control bonds                                                      4,085        13,870              -
      Other long-term debt                                                        10,000             -              -
    Retirements:
      Preferred stock                                                            (20,000)            -              -
      First mortgage bonds                                                             -       (38,750)       (22,500)
      Pollution control bonds                                                     (4,085)      (14,550)          (515)
      Other long-term debt                                                       (10,356)         (217)          (275)
    Notes payable, net                                                            (4,500)        7,500         (1,500)
    Payment of preferred stock dividends                                          (2,222)       (1,900)        (1,900)
    Payment of common stock dividends                                            (21,000)      (22,000)       (22,000)
    Miscellaneous                                                                 (3,400)       (3,985)          (477)

    Net cash provided (used) for financing activities                             28,522       (30,032)       (19,167)

    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           2,127       (13,767)        14,583
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 1,788        15,555            972

    CASH AND CASH EQUIVALENTS AT END OF YEAR                                    $  3,915   $     1,788   $     15,555

    SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for-
      Interest (net of amount capitalized)                                      $ 10,712   $     9,932   $     10,506
      Income taxes                                                                13,947         6,646         15,095

    ( ) Denotes use of cash.
    The accompanying notes are an integral part of these statements.

    BALANCE SHEETS
    At December 31, 1993 and 1992
    Savannah Electric and Power Company 1993 Annual Report

    ASSETS                                                                   1993               1992
                                                                                 (in thousands)
    UTILITY PLANT:
    Plant in service, at original cost (Notes 1, 4, 5, 7, and 9)        $   622,521       $    599,596
    Less accumulated provision for depreciation                             251,565            240,094

                                                                            370,956            359,502
    Construction work in progress                                            49,797              5,966

    Total                                                                   420,753            365,468
    Less property-related accumulated deferred income taxes                       -             65,725

    Total                                                                   420,753            299,743

    OTHER PROPERTY AND INVESTMENTS                                            1,793              1,795

    CURRENT ASSETS:
    Cash  and cash equivalents                                                3,915              1,788
    Receivables-
      Customer accounts receivable                                           18,551             16,795
      Other accounts and notes receivable                                       790              1,359
      Affiliated companies                                                   12,924                263
      Accumulated provision for uncollectible accounts                         (762)              (536)
      Fuel cost under recovery                                                7,112              3,895
    Fossil fuel stock, at average cost                                        8,419              4,895
    Materials and supplies, at average cost (Note 1)                          9,358              8,935
    Prepayments                                                               4,849              1,599

    Total                                                                    65,156             38,993

    DEFERRED CHARGES:
    Deferred charges related to income taxes (Note 7)                        24,890                  -
    Premium on reacquired debt, being amortized                               3,792              4,236
    Miscellaneous                                                            10,803              7,408

    Total                                                                    39,485             11,644

    TOTAL ASSETS                                                        $   527,187       $    352,175

    The accompanying notes are an integral part of these statements.

    BALANCE SHEETS
    At December 31, 1993 and 1992
    Savannah Electric and Power Company 1993 Annual Report

    CAPITALIZATION AND LIABILITIES                                             1993              1992
                                                                                   (in thousands)
    CAPITALIZATION (SEE ACCOMPANYING STATEMENTS):
    Common stock equity                                                  $    154,269       $   158,376
    Preferred stock                                                            35,000            20,000
    Long-term debt                                                            151,338           110,767

    Total                                                                     340,607           289,143

    CURRENT LIABILITIES:
    Long-term debt due within one year (Note 10)                                4,499             1,319
    Notes payable (Note 5)                                                      3,000             7,500
    Accounts payable-
      Affiliated companies                                                      6,041             5,136
      Other                                                                    24,401             6,043
    Customer deposits                                                           4,714             4,541
    Taxes accrued-
      Federal and state income                                                    342               567
      Other                                                                     1,187             2,449
    Interest accrued                                                            6,730             5,733
    Vacation pay accrued                                                        1,638             1,790
    Pensions accrued                                                            1,792             1,643
    Work Force Reduction Costs Accrued (Note 2)                                 3,926                 -
    Miscellaneous                                                               2,985             3,382

    Total                                                                      61,255            40,103

    DEFERRED CREDITS AND OTHER LIABILITIES:
    Accumulated deferred income taxes (Note 7)                                 66,947                 -
    Accumulated deferred investment tax credits                                15,301            15,964
    Deferred credits related to income taxes (Note 7)                          26,173                 -
    Deferred compensation plans                                                 6,117             4,671
    Deferred under-funded accrued benefit obligation (Note 2)                   5,855                 -
    Miscellaneous                                                               4,932             2,294

    Total                                                                     125,325            22,929

    COMMITMENTS AND CONTINGENT MATTERS (NOTES 2, 4, 5, AND 9)
    TOTAL CAPITALIZATION AND LIABILITIES                                 $    527,187       $   352,175

    The accompanying notes are an integral part of these statements.

    STATEMENTS OF CAPITALIZATION
    At December 31, 1993 and 1992
    Savannah Electric and Power Company 1993 Annual Report

                                                                    1993        1992         1993     1992
                                                                     (in thousands)       (percent of total)
    COMMON STOCK EQUITY (NOTES 2 AND 11):
    Common stock, par value $5 per share --
      Authorized -- 16,000,000 shares
      Outstanding -- 10,844,635 shares in
        1993 and 1992                                         $     54,223   $  54,223
    Paid-in capital                                                     23          23
    Paid-in for common stock in excess of par value                  8,665       8,665
    Additional minimum liability
      for under-funded pension obligations                          (2,121)          -
    Retained Earnings                                               93,479      95,465

    Total common stock equity                                      154,269     158,376         45.3 %   54.8 %

    CUMULATIVE PREFERRED STOCK (NOTE 8):
    $25 par value --
      Authorized -- 2,200,000 shares
          6.64% Series -- Outstanding -- 1,400,000 shares           35,000           -
          9.50% Series -- Outstanding --  800,000 shares                 -      20,000

    Total (annual dividend requirement -- $2,324,000)               35,000      20,000         10.3      6.9

    LONG-TERM DEBT (NOTE 9):
    First mortgage bonds --
      Maturity                             Interest Rates
      April 1, 1994                        4 5/8%                    3,715       3,715
      July 1, 2003                         6 3/8%                   20,000           -
      October 1, 2019                      9 1/4%                   30,000      30,000
      July 1, 2021                         9 3/8%                   30,000      30,000
      July 1, 2022                         8.30%                    30,000      30,000
      July 1, 2023                         7.40%                    25,000           -

    Total first mortgage bonds                                     138,715      93,715
    Pollution control obligations                                   17,955      17,955
    Other long-term debt (Note 9)                                    2,311       2,667
    Unamortized debt premium (discount), net                        (3,144)     (2,251)

    Total long-term debt (annual interest
      requirement -- $12,700,800)                                  155,837     112,086
    Less amount due within one year (Note 10)                        4,499       1,319

    Long-term debt excluding amount due within one year            151,338     110,767         44.4     38.3

    TOTAL CAPITALIZATION                                      $    340,607   $ 289,143        100.0 %  100.0 %

    The accompanying notes are an integral part of these statements.

    STATEMENTS OF RETAINED EARNINGS
    For the Years Ended December 31, 1993, 1992, and 1991
    Savannah Electric and Power Company 1993  Annual Report

                                                                              1993         1992        1991
                                                                                      (in thousands)

    BALANCE AT BEGINNING OF PERIOD                                      $   95,155   $   96,643   $  94,613
    Net income after dividends on preferred stock                           21,459       20,512      24,030
    Cash dividends on common stock                                         (21,000)     (22,000)    (22,000)
    Preferred stock transactions, net                                       (2,135)           -           -

    BALANCE AT END OF PERIOD (NOTE 11)                                  $   93,479   $   95,155   $  96,643


    STATEMENTS OF PAID-IN CAPITAL
    For the Years Ended December 31, 1993, 1992, and 1991

                                                                              1993         1992        1991
                                                                                      (in thousands)

    BALANCE AT BEGINNING OF PERIOD                                      $       23   $        -   $       -
    Contributions to capital by parent company                                   -           23           -

    BALANCE AT END OF PERIOD                                            $       23   $       23   $       -

    The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 1993 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Savannah Electric and Power Company is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), and various other subsidiaries related to foreign utility operations and domestic non-utility operations. At this time, the operations of the other subsidiaries are not material. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly owned generating facilities, interconnecting transmission lines and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and to the subsidiary companies. Southern Electric designs, builds, owns and operates power production facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants.

            The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (GPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the GPSC.

            Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

REVENUES AND FUEL COSTS

The Company accrues revenues for services rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to adjust billings for fluctuations in capacity and the energy components of purchased power costs. Revenues include the actual cost of fuel and purchased power incurred.

DEPRECIATION AND AMORTIZATION

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
2.9 percent in 1993 and 3.2 percent in 1992, and 1991. The decrease in 1993 reflects the Company's implementation of new depreciation rates approved by the GPSC. These new rates provide for a timely recovery of the investments in the Company's depreciable properties.

            When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired.

INCOME TAXES

The Company, which is included in the consolidated federal income tax return filed by The Southern Company, provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

            In years prior to 1993, income taxes were accounted for and reported under Accounting Principles Board Opinion No. 11. Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. Statement No. 109 required, among other things, conversion to the liability method of accounting for accumulated deferred income taxes. See Note 7 for additional information about Statement No. 109.

Savannah Electric and Power Company 1993 Annual Report



ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION
   (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rates used by the Company to calculate AFUDC were 8.77 percent in 1993, 11.27 percent in 1992, and 11.38 percent in 1991.

UTILITY PLANT

Utility plant is stated at original cost, which includes materials, labor, minor items of property, appropriate administrative and general costs, payroll-related costs such as taxes, pensions and other benefits and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

CASH AND CASH EQUIVALENTS

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

FINANCIAL INSTRUMENTS

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, items for which the carrying amount does not approximate fair value must be disclosed. At December 31, 1993, the fair value of long-term debt was $164 million and the carrying amount was $154 million. The fair value of long-term debt was $117 million and the carrying amount was $109 million at December 31, 1992. The fair value for long-term debt was based on either closing market prices or closing prices of comparable instruments.

MATERIALS AND SUPPLIES

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

2.  RETIREMENT BENEFITS

PENSION PLANS

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits under this plan reflect the employee's years of service, age at retirement and average compensation for the three years immediately preceding retirement. The Company uses the projected unit credit actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension fund are primarily invested in equity and debt securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

POSTRETIREMENT BENEFITS

The Company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. A qualified trust for medical benefits has been established for funding amounts to the extent deductible under federal income tax regulations. Accrued costs of life insurance benefits, other than current cash payments for retirees, currently are not being funded.

            Effective January 1, 1993, the Company adopted FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, on a prospective basis. Statement No. 106 requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Savannah Electric and Power Company 1993 Annual Report


            Consistent with regulatory treatment, the Company recognized these costs on a cash basis as payments were made in 1992 and 1991. The total costs of such benefits recognized by the Company amounted to $375 thousand in 1992 and $487 thousand in 1991.

STATUS AND COST OF BENEFITS

Shown in the following tables are actuarial results and assumptions for pension and postretirement medical and life insurance benefits as computed under the requirements of FASB Statements Nos. 87 and 106, respectively. Retiree medical and life insurance information is shown for 1993 only because Statement No. 106 was adopted as of January 1, 1993, on a prospective basis. The funded status of the plans at December 31 was as follows:


                                                                     Pension
                                                               1993            1992
                                                                  (in thousands)
Actuarial present value of
     benefit obligations:
        Vested benefits                                     $35,818          $24,902
        Non-vested benefits                                   1,992            1,772

Accumulated benefit obligation                               37,810           26,674
Additional amounts related to
     projected salary increases                               5,974            6,495

Projected benefit obligation                                 43,784           33,169
Less:
     Fair value of plan assets                               26,446           23,494
     Unrecognized net loss                                    9,449            5,546
     Unrecognized prior service cost                          1,685            1,823
     Unrecognized net transition asset                          710              799
Adjustment required to
      recognize additional
      minimum liability                                       5,871                -

Accrued pension cost recognized
      in the Balance Sheets                                 $11,365           $1,507


The weighted average rates assumed in the actuarial calculations were:


                                                   1993         1992        1991
Discount                                           7.50%        8.00%      8.00%
Annual salary increase                             4.75         5.00       5.00
Long-term return on plan
    assets                                         9.25         9.25       9.50



            In accordance with Statement No. 87, an additional liability related to under-funded accumulated benefit obligations was recognized at December 31, 1993. A corresponding net-of-tax charge of $2.1 million was recognized as a separate component of Common Stock Equity in the Statements of Capitalization.


                                                                    Postretirement
                                                              Medical           Life
                                                               1993             1993
                                                                   (in thousands)
Actuarial present value of
  benefit obligation:
    Retirees and dependents                                    $8,632           $2,536
    Employees eligible to retire                                  898                -
    Other employees                                             6,489            1,577

Accumulated benefit
    obligation                                                 16,019            4,113

Less

     Fair value of plan assets                                      -                -
     Unrecognized net loss                                      4,124              262
     Unrecognized transition obligation                        10,362            3,382

Accrued liability recognized in the
     Balance Sheets                                            $1,533             $469


            The assumption used in measuring the accumulated postretirement medical benefit obligation was a weighted average medical care cost trend rate of 11.3 percent for 1993, decreasing gradually to 6.0 percent through the year 2000 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate by 1.0 percent would increase the accumulated medical benefit obligation as of December 31, 1993, by $1.7 million and the aggregate of the service and interest cost components of the net retiree medical cost by $0.2 million.

Savannah Electric and Power Company 1993 Annual Report


            Components of the plans' net costs are shown below:


                                                       Pension
                                              1993       1992       1991
                                                    (in thousands)

Benefits earned
    during the year                           $1,188      $1,053     $  941
Interest cost on projected
    benefit obligation                         2,741       2,429      2,149
Actual return on
    plan assets                               (2,199)     (1,266)    (3,027)
Net amortization
    and deferral                                 716        (227)     1,736

Net pension cost                              $2,446      $1,989     $1,799


            Of the above net pension amounts, $2.0 million in 1993, $1.7 million in 1992 and $1.5 million in 1991 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                                            Postretirement
                                                       Medical          Life
                                                         1993           1993
                                                          (in thousands)
Benefits earned during the year                        $  346           $ 97
Interest cost on accumulated
     benefit obligation                                   855            279
Amortization of transition
     obligation over 20 years                             545            178

Net postretirement cost                                $1,746           $554



                   Net postretirement medical and life insurance costs of $1.8 million in 1993 were charged to operating expenses.

                   The Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives, and plans to use these policies to satisfy this obligation.
Benefit costs associated with this plan for 1993, 1992 and 1991 were $980 thousand, $316 thousand and $338 thousand, respectively. The 1993 benefit costs reflect a one-time expense related to employees who were part of the work force reduction program.

WORK FORCE REDUCTION PROGRAM

The Company has incurred additional costs for a one-time charge related to the implementation of a work force reduction program. In 1993, $4.5 million was charged to operating expenses and $0.6 million was charged to other income (expense).

3.  REGULATORY MATTERS

RATE MATTERS

In May 1992, the Company filed for, and subsequently received, GPSC approval to implement new base rates designed to decrease base operating revenues by $2.8 million annually. The reduction included a base rate reduction of approximately $2.5 million spread among all classes of customers, effective June 1992. An additional $0.3 million reduction resulted from the implementation of an experimental, time-of-use rate for certain commercial customers in August 1992.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, currently estimated to total $33 million in 1994, $32 million in 1995 and $33 million in 1996. The estimates include AFUDC of $1.6 million in 1994, $0.6 million in 1995 and $0.7 million in 1996. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing cost of labor, equipment and materials; and cost of capital. The construction of two combustion turbine peaking units totaling 160 megawatts is planned to be completed in mid 1994. The Company is also constructing six combustion turbine peaking units owned by Georgia Power Company. The construction is to be completed in 1996.

                   See Management's Discussion and Analysis under
"Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

Savannah Electric and Power Company 1993 Annual Report


5.  FINANCING AND COMMITMENTS

GENERAL

To the extent possible, the Company's construction program is expected to be financed from internal sources and from the issuance of additional long-term debt and preferred stock and capital contributions from The Southern Company. Should the Company be unable to obtain funds from these sources, the Company would have to use short-term indebtedness or other alternative, and possibly costlier, means of financing.

                   The amounts of long-term debt and preferred stock that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations and other factors. See Management's Discussion and Analysis for information regarding the Company's earnings coverage requirements.

BANK CREDIT ARRANGEMENTS

At the beginning of 1994, unused credit arrangements with four banks totaled $14.5 million, and expire at various times during 1994.

                   The Company has $20 million of revolving credit arrangements expiring December 31, 1995. These agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitments fees based on the unused portions of the commitments.

                   In connection with all other lines of credit, the Company has the option of paying fees or maintaining compensating balances, which are substantially all the cash of the Company except for daily working funds and similar items. These balances are not legally restricted from withdrawal.

ASSETS SUBJECT TO LIEN

As amended and supplemented, the Company's Indenture of Mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

OPERATING LEASES

The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $1.5 million, $1.5 million, and $1.4 million for 1993, 1992, and 1991, respectively. At December 31, 1993, estimated future minimum lease payments for non-cancelable operating leases were as follows:


                                                          Amounts
                                                       (in millions)
1994                                                       $1.3
1995                                                        0.3
1996                                                        0.1
1997 and thereafter                                           -



6.  LONG-TERM POWER SALES AGREEMENTS

The operating subsidiaries of The Southern Company, including the Company, have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Certain of these agreements are non-firm and are based on capacity of the system in general. Other agreements are firm and pertain to the capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The Company's portion of capacity revenues has been as follows:



                    Unit             Other
Year                Power          Long-Term       Total
                                 (in thousands)
1993                $ 2               $976          $978
1992                  3                534           537
1991                 25                491           516

                   Long-term non-firm power of 400 megawatts was sold by the Southern electric system in 1993 to Florida Power Corporation (FPC). In January 1994, this amount decreased to 200 megawatts, and the contract will expire at year-end.

Savannah Electric and Power Company 1993 Annual Report



7.  INCOME TAXES

Effective January 1, 1993, the Company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption of Statement No. 109 resulted in cumulative adjustments that had no material effect on net income. The adoption also resulted in the recording of additional deferred income taxes and related assets and liabilities. The related assets of $25 million are revenues to be received from customers. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. The related liabilities of $26 million are revenues to be refunded to customers. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and unamortized investment tax credits. Additionally, deferred income taxes related to accelerated tax depreciation previously shown as a reduction to utility plant were reclassified.

                   Details of the federal and state income tax provisions are as follows:


                                                   1993         1992          1991
                                                            (in thousands)
Total provision for
    income taxes
Federal --
    Current payable                             $11,663        $6,630         $11,739
    Deferred - current year                       1,906         7,407           4,595
             - reversal of
                prior years                      (1,383)       (2,347)         (3,155)


                                                 12,186        11,690          13,179

State --
    Current payable                               2,049         1,231           2,133
    Deferred - current year                         119         1,079             662
             - reversal of
                prior years                         (35)         (192)           (501)

                                                  2,133         2,118           2,294

Total                                            14,319        13,808          15,473

Less income taxes charged
    (credited) to
    other income                                 (1,117)         (758)           (722)

Federal and state
    income taxes
    charged to operations                       $15,436       $14,566         $16,195



                   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:


                                                                              1993
                                                                         (IN THOUSANDS)
Deferred tax liabilities:
  Accelerated depreciation                                                  $53,585
  Property basis differences                                                 13,871
  Other                                                                       3,922

Total                                                                        71,378

Deferred tax assets:
  Pension and other benefits                                                  4,237
  Other                                                                       4,616

Total                                                                         8,853

Net deferred tax liabilities                                                 62,525
Portions included in current assets, net                                      4,422

Accumulated deferred income taxes
  in the Balance Sheets                                                     $66,947


                   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $0.7 million in 1993, 1992 and 1991. At December 31, 1993, all investment tax credits available to reduce federal income taxes payable had been utilized.

                   A reconciliation of the effective income tax rate to the statutory tax rate is as follows:

                                             1993          1992             1991
Total effective tax rate                      38%           38%              37%
State income tax, net of federal
  income tax benefit                          (4%)          (4%)             (4%)
Other                                          1%            -                1%

Statutory federal tax rate                    35%           34%              34%


                   The Southern Company and its subsidiaries file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each company's current and deferred tax expense is computed on a stand-alone basis, and consolidated tax savings are allocated to each company based on its ratio of taxable income to total consolidated taxable income.

Savannah Electric and Power Company 1993 Annual Report



8.  CUMULATIVE PREFERRED STOCK

In November 1993, the Company issued 1,400,000 shares of 6.64 percent Series Preferred stock which has redemption provisions of $26.66 per share plus accrued dividends if on or prior to November 1, 1998, and at $25 per share plus accrued dividends thereafter.

         In December 1993, the Company redeemed all 800,000 shares outstanding of its 9.5 percent Series Preferred stock at the prescribed redemption price of $26.57 plus accrued dividends. Cumulative preferred stock dividends are preferential to the payment of dividends on common stock.

9.  LONG-TERM DEBT

         The Company's Indenture related to its First Mortgage Bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings and other provisions of such Indenture are met.

         On February 19, 1993, the Company refunded its $4.1 million,
6.25 percent Series Pollution Control Bonds, due 1998 with $4.1 million of variable rate Series Pollution Control Bonds due 2016.

         In 1994, there is a first mortgage bond maturity of $3.7 million. The sinking fund requirements of first mortgage bonds are being satisfied by certification of property additions. See Note 10 "Long-Term Debt Due Within One Year" for details.

         Details of other long-term debt are as follows:

                                                                December 31,
                                                               1993      1992
                                                               (in thousands)
Collateralized obligations incurred
in connection with the sale by public
authorities of tax-exempt pollution
control revenue  bonds --
  6 1/4% due 1998                                            $     -    $ 4,085
  Variable rate (3.2% at 1/1/94)
  due 2016                                                     4,085          -
  6 3/4% due 2022                                             13,870     13,870

Total pollution control obligations                          $17,955    $17,955

Capital lease obligations --
  Combustion turbine equipment                               $ 1,403    $ 1,786
  Transportation fleet                                           908        881

Total other long-term debt                                   $ 2,311    $ 2,667


         Sinking fund requirements and /or maturities through 1998
applicable to long-term debt are as follows: $4.5 million in 1994; $0.7 million in 1995; $0.7 million in 1996; $0.1 million in 1997 and no requirement is needed for 1998.

         Assets acquired under capital leases are recorded as utility plant in service and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. However, for ratemaking purposes, these obligations are treated as operating leases, and as such, lease payments are charged to expense as incurred.

         The Company leases combustion turbine generating equipment under a non-cancelable lease expiring in 1995, with renewal options extending until 2010. The Company also leases a portion of its transportation fleet. Under the terms of these leases, the Company is responsible for taxes, insurance and other expenses.

Savannah Electric and Power Company 1993 Annual Report



10.  LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund/sinking fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:


                                                              1993     1992
                                                             (in thousands)
Bond sinking fund requirements                              $1,350     $980
Less:
  Portion to be satisfied by
    certifying property additions                            1,350      980

Cash sinking fund requirements                                   -        -
Other long-term debt maturities                              4,499    1,319

Total                                                       $4,499   $1,319


            The first mortgage bond improvement (sinking) fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1 2/3 times the requirements.

11.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's Charter and Indentures contain certain limitations on the payment of cash dividends on the preferred and common stocks. At December 31, 1993, approximately $55 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the Mortgage Indenture.

12.  QUARTERLY FINANCIAL INFORMATION
     (UNAUDITED)

Summarized quarterly financial data for 1993 and 1992 are as follows (in thousands):

                                                            Net Income After
                   Operating       Operating                  Dividends on
Quarter Ended       Revenue         Income                  Preferred Stock

March 1993          $42,873         $6,123                      $3,019
June  1993           52,875          9,301                       6,211
September 1993       74,420         13,326                      10,214
December 1993        48,274          5,484                       2,015

March 1992          $41,965         $6,738                      $3,200
June 1992            49,918          8,133                       4,837
September 1992       63,814         14,794                      11,378
December 1992        42,064          4,206                       1,097


                    The Company's business is influenced by seasonal weather conditions, a seasonal rate structure and the timing of rate changes, among other factors.

    SELECTED FINANCIAL AND OPERATING DATA
    Savannah Electric and Power Company 1993 Annual Report


                                                                  1993       1992       1991
    OPERATING REVENUES (IN THOUSANDS)                         $218,442   $197,761   $189,646
    NET INCOME AFTER DIVIDENDS
      ON PREFERRED AND PREFERENCE STOCKS (IN THOUSANDS)       $ 21,459   $ 20,512   $ 24,030
    CASH DIVIDENDS ON COMMON STOCK (IN THOUSANDS)             $ 21,000   $ 22,000   $ 22,000
    RETURN ON AVERAGE COMMON EQUITY (PERCENT)                    13.73      12.89      15.13
    TOTAL ASSETS (IN THOUSANDS)                               $527,187   $352,175   $352,505
    GROSS PROPERTY ADDITIONS (IN THOUSANDS)                   $ 72,858   $ 30,132   $ 19,478

    CAPITALIZATION (IN THOUSANDS):
    Common stock equity                                       $154,269   $158,376   $159,841
    Preferred stock                                             35,000     20,000     20,000
    Preferred and preference stock subject
      to mandatory redemption                                        -          -          -
    Long-term debt                                             151,338    110,767    119,280

    Total (excluding amounts due within one year)             $340,607   $289,143   $299,121

    CAPITALIZATION RATIOS (PERCENT):
    Common stock equity                                           45.3       54.8       53.4
    Preferred and preference stock                                10.3        6.9        6.7
    Long-term debt                                                44.4       38.3       39.9

    Total (excluding amounts due within one year)                100.0      100.0      100.0

    FIRST MORTGAGE BONDS (IN THOUSANDS):
    Issued                                                      45,000     30,000     30,000
    Retired                                                          -     38,750     22,500

    PREFERRED AND PREFERENCE STOCK (IN THOUSANDS):
    Issued                                                      35,000          -          -
    Retired                                                     20,000          -          -

    SECURITY RATINGS:
    First Mortgage Bonds -
      Moody's                                                       A1         A1         A1
      Standard and Poor's                                            A          A          A
    Preferred Stock -
      Moody's                                                     "a2"       "a2"       "a2"
      Standard and Poor's                                           A-         A-         A-

    CUSTOMERS (YEAR-END):
    Residential                                                101,032     99,164     97,446
    Commercial                                                  12,702     12,416     12,153
    Industrial                                                      69         73         73
    Other                                                          957        940        897

    Total                                                      114,760    112,593    110,569

    EMPLOYEES (YEAR-END)                                           655        670        672


    Note:
    NR = Not Rated

SELECTED FINANCIAL AND OPERATING DATA
Savannah Electric and Power Company 1993 Annual Report


           1990       1989       1988        1987     1986       1985       1984       1983
       $205,635   $201,799   $182,440    $174,707  $174,847  $158,643   $148,721   $143,562

       $ 26,254   $ 25,535   $ 24,272    $ 22,086  $ 20,452  $ 15,279   $ 14,907   $ 13,967
       $ 22,000   $ 20,000   $ 11,700    $ 10,741  $  9,353  $  8,387   $  8,010   $  6,607
          16.85      16.88      17.03       17.03     17.52     14.41      15.31      16.80
       $340,050   $349,887   $347,051    $340,109  $341,826  $323,686   $323,318   $314,773
       $ 20,086   $ 18,831   $ 23,254    $ 32,276  $ 26,800  $ 30,700   $ 29,724   $ 15,786

       $157,811   $153,737   $148,883    $136,207  $123,133  $110,385   $101,664   $ 93,076
         20,000     22,300     22,300       2,300     2,300     2,300      2,300      2,300

              -      2,884      3,075       9,665    10,256    10,848     11,446     12,043
        112,377    117,522     98,285     129,329   137,821   128,850    136,709    145,900

       $290,188   $296,443   $272,543    $277,501  $273,510  $252,383   $252,119   $253,319

           54.4       51.9       54.6        49.1      45.0      43.7       40.3       36.7
            6.9        8.5        9.3         4.3       4.6       5.2        5.5        5.7
           38.7       39.6       36.1        46.6      50.4      51.1       54.2       57.6

          100.0      100.0      100.0       100.0     100.0     100.0      100.0      100.0

              -     30,000          -           -    25,000    20,000          -      4,000
          9,135     18,275     12,231      10,239    10,160     5,592     10,532     12,071

              -          -     20,000           -         -         -          -          -
          5,374      6,591        553         588       610       588        525        558


             A1         A1         A1          A3        A3        A3         A3       Baa2
              A          A         A-          A-        A-        A-       BBB+       BBB-

           "a2"       "a2"       "a2"          NR        NR        NR         NR         NR
             A-         A-       BBB+        BBB+      BBB+      BBB+       BBB+        BB+

         96,452     94,766     93,486      92,094    89,951    88,101     86,366     83,456
         12,045     12,298     12,135      11,812    11,405    10,985     10,659     10,293
             76         69         69          67        67        66         76         72
            867        856        828         762       731       699        637        620

        109,440    107,989    106,518     104,735   102,154    99,851     97,738     94,441

            648        643        655         655       658       653        632        624


    Savannah Electric and Power Company 1993 Annual Report

                                                                  1993       1992       1991
    OPERATING REVENUES (IN THOUSANDS):
    Residential                                             $   93,883 $   82,670 $   80,541
    Commercial                                                  71,320     64,756     61,827
    Industrial                                                  36,180     33,171     30,492
    Other                                                        7,810      7,095      6,561

    Total retail                                               209,193    187,692    179,421
    Sales for resale - non-affiliates                            6,021      7,821      7,813
    Sales for resale - affiliates                                2,433      1,505      1,430

    Total revenues from sales of electricity                   217,647    197,018    188,664
    Other revenues                                                 795        743        982

    Total                                                   $  218,442 $  197,761 $  189,646


    KILOWATT-HOUR SALES (IN THOUSANDS):
    Residential                                              1,329,362  1,216,993  1,195,005
    Commercial                                               1,015,935    953,840    925,757
    Industrial                                                 854,324    861,121    825,862
    Other                                                      115,969    110,270    106,683

    Total retail                                             3,315,590  3,142,224  3,053,307
    Sales for resale - non-affiliates                          247,203    367,066    372,085
    Sales for resale - affiliates                               75,384     37,632     32,581

    Total                                                    3,638,177  3,546,922  3,457,973


    AVERAGE REVENUE PER KILOWATT-HOUR (CENTS):
    Residential                                                   7.06       6.79       6.74
    Commercial                                                    7.02       6.79       6.68
    Industrial                                                    4.23       3.85       3.69
    Total retail                                                  6.31       5.97       5.88
    Sale for resale                                               2.62       2.30       2.28
    Total sales                                                   5.98       5.55       5.46
    RESIDENTIAL AVERAGE ANNUAL KILOWATT-HOUR USE PER
      CUSTOMER                                                  13,269     12,369     12,323
    RESIDENTIAL AVERAGE ANNUAL REVENUE PER CUSTOMER         $   937.07 $   840.23 $   830.54
    PLANT NAMEPLATE CAPACITY RATINGS (YEAR-END) (MEGAWATTS)        628        628        605
    MAXIMUM PEAK-HOUR DEMAND (MEGAWATTS):
    Winter                                                         524        533        526
    Summer                                                         747        695        691
    ANNUAL LOAD FACTOR (PERCENT)                                  54.1       55.0       54.1
    PLANT AVAILABILITY - FOSSIL-STEAM (PERCENT)                   90.2       89.1       78.9

    SOURCE OF ENERGY SUPPLY (PERCENT):
    Coal                                                          21.5       12.0       16.3
    Oil and gas                                                    4.5        2.9        1.7
    Purchased power -
      From non-affiliates                                          0.9        1.0        0.4
      From affiliates                                             73.1       84.1       81.6

    Total                                                        100.0      100.0      100.0


    TOTAL FUEL ECONOMY DATA:
    BTU per net kilowatt-hour generated                         11,515     12,547     10,917
    Cost of fuel per million BTU (cents)                        215.97     201.50     199.42
    Average cost of fuel per net kilowatt-hour generated
      (cents)                                                     2.49       2.53       2.18

     Savannah Electric and Power Company 1993 Annual Report

           1990       1989       1988        1987       1986        1985       1984       1983
     $   87,063 $   85,113 $   81,098  $   79,785 $   80,348  $   70,377 $   65,059 $   62,815
         65,462     65,474     62,640      60,285     59,547      53,696     50,538     47,861
         30,237     28,304     26,865      27,422     27,694      28,335     27,233     27,111
          6,782      6,892      6,557       6,315      6,300       5,823      5,505      5,297

        189,544    185,783    177,160     173,807    173,889     158,231    148,335    143,084
          9,482      8,814        808           -          -           -          -          -
          5,566      6,025      3,567           -          -           -          -          -

        204,592    200,622    181,535     173,807    173,889     158,231    148,335    143,084
          1,043      1,177        905         900        958         412        386        478

     $  205,635 $  201,799 $  182,440  $  174,707 $  174,847  $  158,643    148,721    143,562


      1,183,486  1,109,976  1,067,411   1,044,554  1,021,905     926,988    883,498    844,353
        892,931    839,756    806,687     775,643    746,133     694,168    668,309    630,160
        644,704    561,063    533,604     557,281    515,544     513,270    518,118    495,914
        103,539    101,164     97,072      94,949     92,471      87,238     84,798     80,454

      2,824,660  2,611,959  2,504,774   2,472,427  2,376,053   2,221,664  2,154,723  2,050,881
        441,090    437,943     24,168           -          -           -          -          -
        294,042    303,142    156,106           -          -           -          -          -

      3,559,792  3,353,044  2,685,048   2,472,427  2,376,053   2,221,664  2,154,723  2,050,881


           7.36       7.67       7.60        7.64       7.86        7.59       7.36       7.44
           7.33       7.80       7.77        7.77       7.98        7.74       7.56       7.60
           4.69       5.04       5.03        4.92       5.37        5.52       5.26       5.47
           6.71       7.11       7.07        7.03       7.32        7.12       6.88       6.98
           2.05       2.00       2.43           -          -           -          -          -
           5.75       5.98       6.76        7.03       7.32        7.12       6.88       6.98
         12,339     11,781     11,489      11,481     11,514      10,536     10,357     10,148
      $  907.68 $   903.37 $   872.87  $   876.95 $   905.27  $   799.90 $   762.67 $   754.97
            605        605        605         605        605         605        605        605

            428        548        471         414        464         440        360        374
            648        613        574         562        565         498        481        496
           53.2       52.4       53.4        53.6       51.1        54.7       54.1       50.7
           89.6       94.7       77.1        81.2       86.9        92.0       86.1       86.6

           52.8       63.5       79.8        74.3       81.9        87.5       91.8       87.6
            3.4        1.4        5.4         4.4        6.8         2.6        2.2        5.6

            0.8        1.5        5.9        19.9       11.3         9.9        6.0        6.8
           43.0       33.6        8.9         1.4          -           -          -          -

          100.0      100.0      100.0       100.0      100.0       100.0      100.0      100.0


         10,741     10,611     10,683      10,551     10,607      10,581     10,498     10,642
         188.18     180.48     178.31      176.10     186.30      198.80     196.20     201.01
           2.02       1.92       1.90        1.86       1.98        2.10       2.06       2.14

